 EXHBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement (No. 333-129014) of Teton Energy Corporation (formerly Teton Petroleum Company) on Form S-8 of our report dated March 4, 2005 on the December 31, 2004, 2003 and 2002 consolidated financial statements of Teton Petroleum Company appearing in the Annual Report on Form 10-K/A of Teton Energy Corporation for the year ended December 31, 2004. We also consent to the reference to us under the headings "Experts" in such Post-effective Amendment No. 1.

By:	/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

October 21, 2005
Denver, Colorado